SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:  December 16, 2008

BUFFETS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	333-116897 (Commission File Number)	22-3754018 (IRS Employer Identification No.)

1460 BUFFET WAY EAGAN, MINNESOTA (Address of principal executive offices)	55121 (Zip Code)

Registrant’s telephone number, including area code:  (651) 994-8608

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.          ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 16, 2008, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) approved the Forbearance Agreement, Limited Waiver and Third Amendment (collectively, the “Third DIP Amendment”) relating to the DIP Credit Agreement, dated February 22, 2008 (as amended, the “DIP Credit Agreement”) among Buffets, Inc. (the “Borrower”), Buffets Holdings, Inc. (“Holdings”), the subsidiaries of the Borrower and Holdings, as Guarantors (together with the Borrower and Holdings, the “Loan Parties”), the financial institutions party thereto as Lenders (collectively, the “Lenders”) and Credit Suisse, Cayman Islands Branch, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

The Third DIP Amendment provided for an extension of the expiration date of the Second DIP Forbearance Agreement, as amended, to the earlier of (i) any Forbearance Default (as defined therein) or (ii) December 17, 2008 and provided for a Limited Waiver to the DIP Credit Agreement, which waived the Specified Defaults set forth in the Third DIP Amendment as a result of the Borrower’s failure to meet the Minimum Consolidated EBITDA covenant set forth in section 6.13 of the DIP Credit Agreement with respect to the three month fiscal accounting period ended on October 22, 2008.  In addition, the Third DIP Amendment provided for the interest rate applicable to the Company’s $85.0 million new money facility to increase by 6.75%, required a partial prepayment of the new money facility upon approval of the Third DIP Amendment and extended the maturity date to April 30, 2009, with the option to further extend the maturity date to May 31, 2009, with the consent of the Required Lenders.  The interest rate on the pre-petition debt rollover amounts remained unchanged.  The Third DIP Amendment also amended certain thresholds related to the covenants set forth in sections 6.10 and 6.13 of the DIP Credit Agreement and required the Company to pay certain customary fees to the Lenders thereunder, as more fully described in Third DIP Amendment.

The foregoing description of the Third DIP Amendment is not complete and is qualified in its entirety by reference to the full text of the Third DIP Amendment to the DIP Credit Agreement attached as Exhibit 10.1 hereto.

ITEM 8.01.          BANKRUPTCY OR RECEIVERSHIP.

On October 30, 2008, Buffets Holdings, Inc. and each of its subsidiaries, including Buffets, Inc. (collectively, the “Debtors”) filed a proposed Debtor’s Joint Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code (the "Initial Plan") and a related Disclosure Statement (the “Disclosure Statement”) describing the terms of the Initial Plan.  The Initial Plan included, among other things, a proposed settlement of certain litigation (the "Valuation Litigation") initiated by the Official Committee of Unsecured Creditors (the "Creditors Committee") in the Debtors' bankruptcy cases against the Debtors' pre-petition lenders.  At the time the Initial Plan was filed, the Creditors Committee did not support the proposed settlement or the terms of the Initial Plan. Subsequent to the filing of the Initial Plan, the Creditors Committee engaged in negotiations with the lenders and agreed to a resolution of their litigation, which has been documented in the First Amended Joint Plan of Reorganization, filed on December 16, 2008 (the "Amended Plan").  The Debtors also filed a revised Disclosure Statement that describes the terms of the Amended Plan on December 16, 2008 (the "Amended Disclosure Statement").  Among other things, the Amended Plan provides for a global resolution of the Valuation Litigation.

On December 16, 2008, the Bankruptcy Court entered an order (i) approving the adequacy of information in the Amended Disclosure Statement with respect to the Amended Plan and (ii) authorizing the Debtors to send the Amended Disclosure Statement, Amended Plan and ballots to creditors entitled to vote on the Amended Plan.  A confirmation hearing for the Bankruptcy Court to consider approval of the Amended Plan has been scheduled for February 3, 2009.  The effective date of the Amended Plan is anticipated to be the first quarter of the calendar year (the “Effective Date”).  However, the Debtors can make no assurance as to whether or when the Amended Plan will become effective.  It is also possible that additional technical amendments could be made to the Amended Plan prior to effectiveness. Copies of the Amended Disclosure Statement and Amended Plan are attached hereto as Exhibits 99.2 and 99.3.

A copy of the press release announcing the approval of the Third DIP Amendment and the Amended Disclosure Statement with respect to the Amended Plan is attached hereto as Exhibit 99.1.

ITEM 9.01.          FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description

10.1	Forbearance Agreement, Limited Waiver and Third Amendment to the DIP Credit Agreement, dated December 8, 2008.
99.1	Press Release dated December 16, 2008.
99.2	Disclosure Statement for the Debtors’ Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code.
99.3	Debtors’ Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 19, 2008

BUFFETS HOLDINGS, INC.

By:	/s/ A. Keith Wall
Name: A. Keith Wall Title: Chief Financial Officer

INDEX OF EXHIBITS

Exhibit No.	Description

10.1	Forbearance Agreement, Limited Waiver and Third Amendment to the DIP Credit Agreement, dated December 8, 2008.
99.1	Press Release dated December 16, 2008.
99.2	Disclosure Statement for the Debtors’ Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code.
99.3	Debtors’ Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code.